OH

Proposal 1 passed on March 18, 2002.
Proposal 2 has passed.

Proxy Results - ML Ohio Municipal Bond Fund
1st Meeting Date: March 18, 2002
2nd Meeting Date: May 10, 2002
3rd Meeting Date: May 31, 2002
4th Meeting Date: July 12, 2002

Record Date: January 22, 2002
As of: July 12, 2002

All Classes	Shares Needed to Pass	Outstanding Shares	Votes Needed Two-Thirds of Outstanding Shares	For	Against	Abstain	Total Units Voted

Proposal 2
2) Merger of ML Ohio Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-77,581	4,106,769	2,737,846	2,815,427	314,031	173,600	######

Class B

Proposal 2
2) Merger of ML Ohio Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-25,290	2,786,036	1,857,357	1,882,647	225,130	120,299	######

Class C

Proposal 2
2) Merger of ML Ohio Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-9,171	351,331	234,221	243,392	22,676	18,377	284,445

Class D

Proposal 2
2) Merger of ML Ohio Municipal Bond Fund
into ML Municipal Bond Fund-National Portfolio	-3,486	394,789	263,193	266,679	44,763	15,547	326,989

Voting Requirements:
The Quorum for the State Fund shareholders consists of one-third of the shares of the State Fund and one-third of the shares of each of Class B, Class C, and Class D entitled to vote at the Meeting.

The approval of the Proposal 1 requires the affirmative vote of a majority of the shares represented at the meeting.

The approval of Proposal 2 requires the affirmative vote of the State Fund shareholders, voting together as a single class, representing two-thirds of the outstanding shares entitled to be cast thereon and the affirmative vote of Class B, Class C, and Class D shareholders of each State Fund, each voting separately as a single class, representing two-thirds of the outstanding Class B, Class C, and Class D shares entitled to be voted thereon.

Last Updated on 09/24/2002
By Jeff Lada